Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621

Tyco International Acquires Sensormatic® Franchise

PEMBROKE, Bermuda — June 5, 2008 — Tyco International Ltd. (NYSE: TYC, BSX: TYC) announced today that it has purchased substantially all of the assets of Winner Security Services, LLC for approximately $90 million. Winner is a franchisee of Sensormatic Electronics Corporation in the states of Pennsylvania and Delaware.

The franchise was originally granted by Sensormatic Electronics Corporation more than 40 years ago, prior to Tyco’s acquisition of Sensormatic in 2001. Under the original agreement, Winner was granted rights to sell, install and service certain Sensormatic products and was entitled to commissions on Sensormatic products sold, installed or shipped into its franchise territories by other companies.

Sensormatic, part of Tyco International, is the industry leading provider of retail loss prevention solutions. The Sensormatic solutions portfolio is sold through ADT and Tyco partners around the world.

ABOUT TYCO INTERNATIONAL

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenue of more than $18 billion and has 118,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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